Exhibit 5.1

REEDER & SIMPSON, P.C.
ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: +808-352-0749
Majuro, MH 96960 - Marshall Islands	Email: dreeder.rmi@gmail.com

November 21, 2019

Ladies and Gentlemen:

Re: DHT Holdings, Inc. (the “Company”)

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI. We are acting as special RMI counsel for DHT Holdings, Inc. (the “Company”), a RMI non-resident corporation, in connection with the preparation of a prospectus supplement dated November 19, 2019 (the “Prospectus Supplement”), to that certain Registration Statement on Form F-3 (File No. 333-219069) filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale by BW Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda, of an aggregate of 14,680,880 shares (the “Secondary Shares”), of common stock, par value $0.01 per share, of the Company.

In connection with this opinion, we have examined originals, facsimiles or electronic versions, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus Supplement and the exhibits attached thereto and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. We have also made such examinations of matters of law as we deemed necessary in connection with the opinion expressed herein.

Based on the foregoing and subject to the assumptions, qualifications and limitations herein, we are of the opinion that the Secondary Shares are duly authorized and validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof. This opinion speaks as of the date hereof, and it should be recognized that changes may occur in the laws of the RMI after the date of this letter which may affect the opinions set forth herein. We assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 6-K. We also consent to each reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Dennis J. Reeder

Reeder & Simpson, P.C.
Dennis J. Reeder